Exhibit 10.1

NORTHROP GRUMMAN CORPORATION

1993 STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

(AS AMENDED AND RESTATED JULY 26, 2005)

1.	Purpose; Effect of Plan Restatement

(a) The purpose of the Northrop Grumman Corporation 1993 Stock Plan for Non-Employee Directors (the “Plan”) is to promote the long-term growth and financial success of Northrop Grumman Corporation (the “Company”) by attracting and retaining non-employee directors of outstanding ability and assisting the Company in promoting a greater identity of interest between the Company’s non-employee directors and its stockholders.

(b) The Plan is amended and restated as set forth herein effective as of June 1, 2005 (the “Effective Date”). The terms of the Plan as in effect immediately prior to the Effective Date shall continue to apply to any benefits earned under the Plan, including any Stock Units that are subject to deferral elections made under the Plan, prior to such date. The term “Stock Units” as used in this restatement of the Plan and any provisions of the Plan applicable to such Stock Units refers only to Stock Units that are credited under the Plan on or after the Effective Date.

2.	Term

The Plan shall become effective upon the approval by the stockholders of the Company. The Plan shall operate and shall remain in effect until terminated by action of the Company’s Board of Directors (the “Board”).

3.	Plan Operation

The Plan is intended to meet the requirements of Rule 16b-3(c)(2)(ii) adopted under the Securities Exchange Act of 1934 (the “1934 Act”) and accordingly is intended to be self-governing. To this end the Plan requires no discretionary action by any administrative body with regard to any transaction under the Plan. To the extent, if any, that any questions of interpretation arise, these shall be resolved by this Nominating Committee (or any successor committee) of the Board (the “Committee”).

4.	Eligibility

Only directors of the Company who are not employees of the Company or any subsidiary of the Company (“Eligible Directors”) shall participate in the Plan.

5.	Shares of Common Stock Subject to the Plan

The maximum number of shares of common stock of the Company (“Common Stock”) that shall be reserved for issuance under the Plan shall be 175,000 shares, subject to adjustment upon changes in the capitalization of the Company as provided in Section 6 of the Plan. The shares of Common Stock to be issued pursuant to the Plan may be, at the election of the Company, either authorized and unissued shares or treasury shares, and no fractional shares shall be issued under the Plan. Shares of Common Stock that are paid in settlement of Stock Units (as defined herein) shall be applied to reduce the maximum number of shares of Common Stock remaining available for issuance under the Plan.

6.	Adjustments and Reorganizations

The Board, as it deems appropriate to meet the intent of the Plan, may make such adjustments to the number of shares available under the Plan pursuant to Section 5 and to any outstanding Stock Units credited under the Plan, provided such adjustments are consistent with the effect on other stockholders arising from any corporate restructuring action. Such actions may include, but are not limited to, any stock dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization, or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting shares. The Board may also make such similar appropriate adjustment in the calculation of Fair Market Value (as defined in Section 7) as it deems necessary to preserve Eligible Directors’ rights under the Plan.

7.	Fair Market Value

Fair Market Value for all purposes under the Plan shall mean the average (rounded up to the nearest cent) of the closing price on the last day of the month of a share of Common Stock for each of the preceding twelve calendar months, or shorter period as may be applicable, as reported on the composite tape for securities listed on the New York Stock Exchange.

8.	Grants of Stock Units

(a) The annual cash retainer payable to each Eligible Director for services as a director, excluding any fees payable for service on Board committees or for extraordinary services (the “Annual Retainer”), shall be payable partly in the form of a credit of Stock Units under the Plan. As used herein, a “Stock Unit” is a non-voting unit of measurement which is credited to a bookkeeping account and deemed for purposes of the Plan to be equivalent in value to one outstanding share of Common Stock. The Stock Units shall be used solely as a device for the determination of any payment to eventually be made to the Eligible Director pursuant to Section 9.

(b) On or as soon as practicable after any date on or after the Effective Date on which a quarterly payment of the Annual Retainer is to be paid (each, a “Crediting Date”), each Eligible Director’s account under the Plan will be automatically credited with a number of Stock Units equal to fifty percent (50%) of the amount of the Annual Retainer scheduled to be paid to such Eligible Director on such Crediting Date, divided by the Fair Market Value of a share of Common Stock on the Crediting Date. The remaining fifty percent (50%) of the amount of the Annual Retainer scheduled to be paid to such Eligible Director on such Crediting Date will be paid to the Eligible Director in cash; provided, however, that the Eligible Director may elect in advance to have all or any portion of such amount credited as Stock Units to his or her account under the Plan in lieu of such cash payment. Any such election to have a portion of the Annual Retainer credited in the form of Stock Units under the foregoing proviso must be made, on a form and in a manner prescribed by the Committee, prior to the beginning of the calendar year to which such Annual Retainer relates. The number of Stock Units to be credited pursuant to such election shall be determined based on the Fair Market Value of a share of Common Stock on the Crediting Date.

9.	Payment of Stock Units

All Stock Units shall be paid in an equivalent number of shares of Common Stock in a single distribution promptly after the first day that the Eligible Director is no longer a member of the Board (the “Payment Date”). Such payment shall be subject to adjustment as provided in Section 6 and shall be in complete satisfaction of such Stock Units.

10.	Dividend Equivalents

No later than sixty (60) days following each date that the Company pays an ordinary cash dividend on its outstanding Common Stock (if any ordinary cash dividends are paid), for which the related record date occurs on or after the Effective Date and prior to an Eligible Director’s Payment Date, the Eligible Director’s Stock Unit account shall be credited with additional Stock Units equal to (i) the number of outstanding and unpaid Stock Units credited to such account as of such record date, multiplied by (ii) the amount of the ordinary cash dividend paid by the Company on a share of Common Stock, divided by (iii) the Fair Market Value of a share of the Common Stock as of such record date.

11.	Restrictions on Transfer

Stock Units shall be nontransferable and shall not be assignable, alienable, saleable or otherwise transferable by an Eligible Director other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order. An Eligible Director may designate a beneficiary or beneficiaries to receive any distributions under the Plan upon the death of the Eligible Director.

12.	Issuance of Certificates

(a) As promptly as practicable following an Eligible Director’s Payment Date, but no later than 30 days subsequent to such date, the Company shall issue stock certificates registered in the name of the Eligible Director representing the number of shares of Common Stock equivalent to Stock Units which are payable under the Plan with respect to such Payment Date.

(b) Whenever under the terms of the Plan a fractional share would be required to be issued, the fractional share shall be rounded up to the next full share.

(c) All shares of Common Stock delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Company may deem advisable or legally necessary under any laws, statutes, rules, regulations and other legal requirements, including those of any stock exchange upon which the Common Stock is then listed and any applicable Federal, state or foreign securities law.

(d) Anything to the contrary herein notwithstanding, the Company shall not be required to issue any shares of Common Stock under the Plan if, in the opinion of legal counsel, the issuance and delivery of such shares would constitute a violation by the Eligible Director or the Company of any applicable law or regulation of any governmental authority, including, without limitation, Federal and state securities laws, or the regulations of any stock exchange on which the Company’s securities may then be listed.

13.	Plan Amendment

The Board may suspend or terminate the Plan or any portion of the Plan. The Board may also amend the Plan if deemed to be in the best interests of the Company and its stockholders; provided, however, that (a) no such amendment may impair any Eligible Director’s right regarding any outstanding grants or Stock Units or other right to receive shares or cash payments under the Plan without his or her consent, (b) the Plan may not be amended more than once every six months, unless such amendment is permitted by Rule 16b-3(c)(2)(ii)(B) under the 1934 Act, and (c) no such amendment may cause the Plan not to comply with Rule 16b-3, or any successor rule, under the 1934 Act.

14.	Unfunded Plan

Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or a separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Eligible Director or other person. To the extent any person holds any rights by virtue of an award granted under the Plan, such rights (unless otherwise determined by the Committee) shall be no greater than the rights of an unsecured general creditor of the Company.

15.	Future Rights

Neither the Plan, nor the granting of Common Stock nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain an Eligible Director for any period of time, or at any particular rate of compensation. Nothing in this Plan shall in any way limit or affect the right of the Board or the stockholders of the Company to remove any Eligible Director or otherwise terminate his or her service as a director of the Company.

16.	Governing Law

The Plan and all rights and obligations under the Plan shall be governed by, and construed in accordance with, the laws of the State of California and applicable Federal law.

17.	Successors and Assigns

The Plan shall be binding on all successors and assigns of an Eligible Director, including, without limitation, the estate of such Eligible Director and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Eligible Director’s creditors.

18.	Rights as a Stockholder

The Eligible Director in whose name the certificates are registered shall have all of the rights of a stockholder with respect to such shares, including the right to vote the Common Stock and receive dividends and other distributions made on the Common Stock. Shares of Common Stock issued under the Plan shall be fully paid and non-assessable.

19.	Construction

The Plan shall be construed and interpreted to comply with Section 409A of the Internal Revenue Code (“Section 409A”). Notwithstanding Section 13 above, the Company reserves the right to amend the Plan and any outstanding grants under the Plan to the extent it reasonably determines is necessary in order to preserve the intended tax consequences of the Stock Units in light of Section 409A and any regulations or other guidance promulgated thereunder.